Exhibit 99

BMC Software Announces Fiscal 2008 Third Quarter Results

  Company Significantly Exceeds Guidance on Revenue and Non-GAAP Earnings per Share
  Total Revenue Up 11 Percent, Exceeding High End of Guidance Range
  Non-GAAP Earnings per Share Up 39 Percent Over Year-Ago Period
  Non-GAAP Operating Margin Reaches 30 Percent
  Solid Growth in Bookings Over Year-Ago Period

HOUSTON--(BUSINESS WIRE)--BMC Software (NYSE:BMC) today announced that its fiscal 2008 third quarter net earnings on a GAAP basis were $89 million, or $0.45 per diluted share, compared to $64 million and $0.30 per diluted share in the year-ago quarter.

The Company’s non-GAAP net earnings for the fiscal third quarter, which exclude special items, were $112 million, or $0.57 per diluted share. The Company previously had provided guidance on non-GAAP net earnings in the range of $0.46-$0.51 per diluted share.

“The radical complexity of IT infrastructure and processes is prompting enterprise IT leaders around the world to realize that transforming their service delivery is Job #1,” said Bob Beauchamp, the Company’s president and chief executive officer. “BMC’s sharp focus on the needs of these customers, the completeness of our suites and our unparalleled level of integration means that we can offer customers the solutions and services necessary to accomplish this today. Our competitors are not there yet, and it shows in the marketplace. Thanks to the disciplined efforts of BMC employees and business partners, BMC is operating with solid growth rates and outstanding operating margins, both in the new markets we created and in our mature product lines.”

Steve Solcher, BMC’s chief financial officer, said: "All of BMC’s financial and operational metrics -- growth in revenues, upward momentum in profitability, and positive cash-flow trends -- are evidence of the continued success of our business. It continues to show great operational flexibility and the ability to scale efficiently with the growth of our business; something that we expect will support greater margin expansion."

The third quarter of fiscal 2008 marks the eleventh consecutive quarter in which BMC has met or exceeded its guidance on revenue and non-GAAP earnings per share. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

The Company posted the following key results in the third quarter:

  Total bookings for the quarter were $452 million, up 4 percent compared to the year-ago period. Total bookings measures the value of contracts signed during the quarter, including both the amount recognized as revenue in the statement of operations and the amount that is recorded to deferred revenue on the balance sheet. Total bookings can be calculated by adding total revenue to the net change in the deferred revenue balance for the period.
  Total bookings on a trailing 12-month basis were $1.8 billion, up 14 percent year over year, with a weighted contract length of 2.3 years versus 2.3 years in the year-ago period.
  Total revenue for the third quarter was $459 million, an 11 percent increase over the year-ago period. License revenues were $182 million, an increase of 17 percent compared to the fiscal 2007 third quarter.
  Non-GAAP operating expenses were up 3 percent on a year-over-year basis for the quarter, providing BMC with significant operating leverage on strong incremental revenue growth.
  In the fiscal third quarter, GAAP operating income was $107 million versus $74 million in the year-ago period, an increase of 44 percent. Non-GAAP operating income increased by 37 percent, from $102 million to $140 million.
  Non-GAAP operating margin for the quarter was 30 percent compared to 25 percent in the year-ago period.
  Year to date fiscal 2008 cash flow from operations has nearly doubled as of the third quarter, increasing from $196 million to $384 million.
  The Company continues to maintain a strong balance sheet, ending the third quarter with a total of $1.7 billion in deferred revenue.
  BMC deferred $104 million of license revenue, or 49 percent of license bookings, during the quarter. The Company also recognized $74 million of deferred license revenue from the balance sheet. BMC ended the quarter with $542 million in deferred license revenue, increasing 6% sequentially.
  Cash and marketable securities were $1.4 billion at the end of the quarter.

During the third fiscal quarter, BMC continued its stock repurchase activities, spending $186 million to repurchase 5.5 million outstanding shares. As of December 31, 2007, the Company had slightly less than $785 million remaining under the existing share repurchase authorization. BMC also continued to allocate capital to acquisitions during the quarter, purchasing Emprisa Networks in October 2007 to strengthen the Company’s Business Service Management and Service Automation strategies.

Fourth Quarter and Fiscal 2008 Guidance

The Company now expects fiscal 2008 non-GAAP earnings per share to be in the range of $1.90 to $1.94 per share, assuming an effective tax rate of 30 percent and excluding an estimated $0.38 of special items related to expenses for amortization of intangible assets, in-process research and development, share-based compensation and restructuring activity.

The Company now expects the annual growth rate for fiscal 2008 revenue to be in the high single digits.

The Company now expects fiscal 2008 cash flow from operations to be between $550 million and $590 million, an increase of $20 million.

For the fourth quarter of fiscal 2008, the Company expects non-GAAP earnings per share in the range of $0.48 to $0.52 per share, assuming an effective tax rate of 31.5 percent and excluding an estimated $0.09 of special items related to expenses for amortization of intangible assets, in-process research and development, share-based compensation and restructuring activity. The Company expects fourth quarter fiscal 2008 revenue to be in the $450 million to $465 million range.

Conference Call

A conference call to discuss third quarter fiscal 2008 results is scheduled for today, February 7, 2008 at 4:00 pm Central Time. Those interested in participating may call (913) 312-0377 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the company's website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include the following non-GAAP financial measures: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP. Each of these non-GAAP financial measures excludes restructuring charges, amortization of intangible assets, share-based compensation expenses and, for fiscal 2008, charges related to in-process research and development. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as restructuring charges, amortization of intangible assets, in-process research and development, and share-based compensation expenses that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs, because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hinder investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• Share-based compensation expenses. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by Statement of Financial Accounting Standards No 123 (Revised 2004), “Share-based Payment” (SFAS 123(R)) for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which excludes expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of share-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Additionally, we believe it is useful in measuring the Company’s performance to exclude expenses related to SFAS 123(R) equity expense because it enables comparability with prior period information. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• In-process research and development charges. Our non-GAAP financial measures exclude in-process research and development charges. This amount is the estimated fair value related to incomplete research and development projects from acquired companies which have no alternative future uses. Such amounts are required to be expensed by us as of the date of the respective acquisition. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

About BMC Software

BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and prove its business value. Delivering Business Service Management and Service Automation, BMC solutions span enterprise systems, applications, databases and service management. For the four fiscal quarters ended December 31, 2007, BMC revenue was approximately $1.7 billion. For more information, visit www.bmc.com.

This news release and other related public statements we make contain both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) the adoption rate for BSM may be slower than we expect and customers may not increase their purchases of our products if they do not adopt a BSM strategy; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to off-set revenue shortfalls in the near-term is limited; 6) our expectations for revenue and earnings are based on an assumption of the percentage of license revenue which will be recognized upfront versus deferred; if our actual results do not match our assumption, our recognized revenue and resultant earnings could fall short of expectations; 7) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; and 8) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at www.bmc.com/investors. We undertake no obligation to update information contained in this release.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2008 BMC Software, Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended December 31,		Incr/(Decr) Percentage
	2006	2007	Change

	(In millions, except per share data)

Revenue:
License	$403.8	$458.3	13.5%
Maintenance	689.2	722.8	4.9%
Professional services	68.0	83.6	22.9%
Total revenue	1,161.0	1,264.7	8.9%

Cost of license revenue	74.9	73.2	(2.3)%
Cost of maintenance revenue	131.9	124.0	(6.0)%
Cost of professional services revenue	70.7	91.6	29.6%
Selling and marketing expenses	378.2	390.9	3.4%
Research and development expenses	153.2	149.5	(2.4)%
General and administrative expenses	148.4	153.1	3.2%
Amortization of intangible assets	20.3	9.8	(51.7)%
In-process research and development	-	4.0	nm
Severance, exit costs and related charges	30.8	9.5	(69.2)%
Total operating expenses	1,008.4	1,005.6	(0.3)%
Operating income	152.6	259.1	69.8%
Other income, net	69.8	58.6	(16.0)%
Earnings before income taxes	222.4	317.7	42.9%
Provision for income taxes	69.3	92.9	34.1%
Net earnings	$153.1	$224.8	46.8%

Diluted earnings per share	$0.73	$1.12	53.4%

Shares used in computing diluted earnings per share	210.7	201.6	(4.3)%
BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended December 31,		Incr/(Decr) Percentage
	2006	2007	Change

	(In millions, except per share data)

Revenue:
License	$154.9	$181.5	17.2%
Maintenance	233.3	246.1	5.5%
Professional services	24.7	31.4	27.1%
Total revenue	412.9	459.0	11.2%

Cost of license revenue	24.5	25.3	3.3%
Cost of maintenance revenue	45.7	42.4	(7.2)%
Cost of professional services revenue	25.1	34.0	35.5%
Selling and marketing expenses	134.3	133.9	(0.3)%
Research and development expenses	49.5	54.3	9.7%
General and administrative expenses	48.5	51.6	6.4%
Amortization of intangible assets	7.0	3.4	(51.4)%
In-process research and development	-	1.8	nm
Severance, exit costs and related charges	4.4	5.8	31.8%
Total operating expenses	339.0	352.5	4.0%
Operating income	73.9	106.5	44.1%
Other income, net	22.9	18.3	(20.1)%
Earnings before income taxes	96.8	124.8	28.9%
Provision for income taxes	32.9	35.4	7.6%
Net earnings	$63.9	$89.4	39.9%

Diluted earnings per share	$0.30	$0.45	50.0%

Shares used in computing diluted earnings per share	210.1	197.9	(5.8)%
BMC SOFTWARE, INC.
BALANCE SHEETS

	(Audited)		(Unaudited)		(Audited)		(Unaudited)
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006	2007	2007	2007	2007

	(In millions)

Current assets:
Cash and cash equivalents	$905.9	$724.0	$681.4	$791.6	$883.5	$1,141.6	$1,062.5	$1,013.2	(a)
Marketable securities	157.5	443.9	432.5	376.8	412.5	238.8	275.2	244.4	(a)
Trade accounts receivable, net	167.8	128.0	142.0	185.0	185.9	129.1	152.7	211.6
Trade finance receivables, net	123.2	102.6	109.2	107.5	130.0	102.3	65.5	75.0
Other current assets	152.0	158.8	126.3	127.6	177.6	178.1	162.4	162.4
Total current assets	1,506.4	1,557.3	1,491.4	1,588.5	1,789.5	1,789.9	1,718.3	1,706.6

Property and equipment, net	352.1	90.9	86.4	85.0	88.3	93.8	92.6	97.7
Software development costs, net	110.8	112.3	107.4	107.2	104.1	106.9	112.1	113.2
Long-term marketable securities	280.3	235.1	261.9	247.0	211.1	186.3	141.3	107.9	(a)
Long-term trade finance receivables, net	81.9	64.0	62.7	84.9	124.4	91.2	51.0	62.8
Goodwill and intangible assets, net	614.9	753.4	744.4	735.5	714.8	749.7	810.3	826.7
Other long-term assets	264.5	258.1	254.5	256.6	227.8	224.2	221.9	233.2

Total assets	$3,210.9	$3,071.1	$3,008.7	$3,104.7	$3,260.0	$3,242.0	$3,147.5	$3,148.1

Current liabilities:
Accounts payable and accrued liabilities	$393.6	$300.8	$284.5	$334.0	$365.2	$270.8	$297.8	$314.7
Deferred revenue	808.8	825.9	809.5	810.4	867.7	900.3	864.5	867.7
Total current liabilities	1,202.4	1,126.7	1,094.0	1,144.4	1,232.9	1,171.1	1,162.3	1,182.4

Long-term deferred revenue	819.5	808.7	753.6	773.2	861.3	881.9	837.5	827.0
Other long-term liabilities and deferred credits	90.2	109.2	105.8	109.0	116.7	101.7	118.5	130.2
Total long-term liabilities	909.7	917.9	859.4	882.2	978.0	983.6	956.0	957.2

Total stockholders' equity	1,098.8	1,026.5	1,055.3	1,078.1	1,049.1	1,087.3	1,029.2	1,008.5

Total liabilities and stockholders' equity	$3,210.9	$3,071.1	$3,008.7	$3,104.7	$3,260.0	$3,242.0	$3,147.5	$3,148.1

(a) Total cash and marketable securities	$1,343.7	$1,403.0	$1,375.8	$1,415.4	$1,507.1	$1,566.7	$1,479.0	$1,365.5
BMC SOFTWARE, INC.
STATEMENTS OF CASH FLOWS

(Unaudited)

Quarter Ended December 31,			Nine Months Ended December 31,
2006	2007		2006	2007

(In millions)			(In millions)
		Cash flows from operating activities:
$63.9	$89.4	Net earnings	$153.1	$224.8
		Adjustments to reconcile net earnings to net cash provided by operating activities:

32.7	37.5	Depreciation and amortization	112.0	110.3
10.6	15.9	Share-based compensation expense	32.1	47.6
-	1.8	In-process research and development	-	4.0
(3.1)	(0.2)	Gain on sale of marketable securities and other investments	(7.7)	(2.4)
		Change in operating assets and liabilities, net of acquisitions:
(42.7)	(57.0)	Trade accounts receivables	(13.3)	(25.2)
(14.5)	(19.2)	Trade finance receivables	18.4	118.9
10.7	14.2	Finance payables	(39.4)	(15.3)
39.7	9.8	Accrued liabilities	24.0	(19.8)
20.5	(7.6)	Deferred revenue	(47.7)	(36.6)
(4.7)	(19.5)	Other operating assets and liabilities	(35.5)	(22.3)
113.1	65.1	Net cash provided by operating activities	196.0	384.0

		Cash flows from investing activities:
(1.0)	(22.2)	Cash paid for acquisitions, net of cash acquired, and other investments	(145.2)	(114.6)
(281.5)	(53.7)	Purchases of marketable securities	(847.6)	(259.4)
354.9	119.5	Proceeds from maturities /sales of marketable securities	669.4	534.5
(8.7)	(9.2)	Purchases of property and equipment	(19.2)	(28.2)
(14.9)	(16.1)	Capitalization of software development costs	(41.5)	(54.5)
3.5	0.7	Other investing activities	3.7	3.0
52.3	19.0	Net cash provided by (used in) investing activities	(380.4)	80.8

		Cash flows from financing activities:
(1.5)	(1.1)	Payments on capital leases	(4.5)	(4.2)
56.6	42.8	Proceeds from stock options exercised and other	164.8	101.9
-	-	Proceeds from sale leaseback transaction	291.9	-
-	-	Repayment of debt assumed	(5.0)	-
13.0	8.4	Excess tax benefit from share-based compensation	23.4	20.3
(125.0)	(186.3)	Treasury stock acquired	(405.0)	(469.7)
(56.9)	(136.2)	Net cash provided by (used in) financing activities	65.6	(351.7)

1.7	2.8	Effect of exchange rate changes on cash	4.5	16.6
110.2	(49.3)	Net change in cash and cash equivalents	(114.3)	129.7
681.4	1,062.5	Cash and cash equivalents, beginning of period	905.9	883.5
$791.6	$1,013.2	Cash and cash equivalents, end of period	$791.6	$1,013.2
BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2006	2007	2006	2007

GAAP operating expenses	$339.0	$352.5	$1,008.4	$1,005.6

Severance, exit costs and related charges	(4.4)	(5.8)	(30.8)	(9.5)

Amortization of intangible assets	(13.2)	(9.8)	(40.0)	(27.6)

Share-based compensation	(10.6)	(15.9)	(32.1)	(47.6)

In-process research and development	-	(1.8)	-	(4.0)

Non-GAAP operating expenses	$310.8	$319.2	$905.5	$916.9
BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2006	2007	2006	2007

GAAP operating income	$73.9	$106.5	$152.6	$259.1

Severance, exit costs and related charges	4.4	5.8	30.8	9.5

Amortization of intangible assets	13.2	9.8	40.0	27.6

Share-based compensation	10.6	15.9	32.1	47.6

In-process research and development	-	1.8	-	4.0

Non-GAAP operating income	$102.1	$139.8	$255.5	$347.8
BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin (In millions) (Unaudited)

	Quarter Ended December 31,			Quarter Ended December 31,			Quarter Ended December 31,
	2006	2007		2006	2007		2006	2007

GAAP Revenues:	$412.9	$459.0	GAAP Operating Income:	$73.9	$106.5	GAAP Operating Margin:	18%	23%

			Severance, exit costs and related charges	4.4	5.8

			Amortization of intangible assets	13.2	9.8

			Share-based compensation	10.6	15.9

			In-process research and development	-	1.8

GAAP Revenues:	$412.9	$459.0	Non-GAAP Operating Income:	$102.1	$139.8	Non-GAAP Operating Margin:	25%	30%

	Nine Months Ended December 31,			Nine Months Ended December 31,			Nine Months Ended December 31,
	2006	2007		2006	2007		2006	2007

GAAP Revenues:	$1,161.0	$1,264.7	GAAP Operating Income:	$152.6	$259.1	GAAP Operating Margin:	13%	20%

			Severance, exit costs and related charges	30.8	9.5

			Amortization of intangible assets	40.0	27.6

			Share-based compensation	32.1	47.6

			In-process research and development	-	4.0

GAAP Revenues:	$1,161.0	$1,264.7	Non-GAAP Operating Income:	$255.5	$347.8	Non-GAAP Operating Margin:	22%	28%
BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2006	2007	2006	2007

GAAP net earnings	$63.9	$89.4	$153.1	$224.8

Severance, exit costs and related charges	4.4	5.8	30.8	9.5

Amortization of intangible assets	13.2	9.8	40.0	27.6

Share-based compensation	10.6	15.9	32.1	47.6

In-process research and development	-	1.8	-	4.0

Subtotal pretax reconciling items	28.2	33.3	102.9	88.7

Tax effect of reconciling items	(6.9)	(10.8)	(28.0)	(28.9)

Non-GAAP net earnings	$85.2	$111.9	$228.0	$284.6
BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2006	2007	2006	2007

GAAP diluted earnings per share	$0.30	$0.45	$0.73	$1.12

Severance, exit costs and related charges	0.02	0.03	0.15	0.05

Amortization of intangible assets	0.06	0.05	0.19	0.14

Share-based compensation	0.05	0.08	0.15	0.24

In-process research and development	-	0.01	-	0.02

Subtotal pretax reconciling items	$0.13	$0.17	$0.49	$0.44

Tax effect of reconciling items	(0.03)	(0.05)	(0.13)	(0.14)

Non-GAAP diluted net earnings per share	$0.41	$0.57	$1.08	$1.41

Shares used in computing diluted earnings per share (in millions)	210.1	197.9	210.7	201.6

CONTACT:
BMC Software
Corporate Communications:
Mark Stouse, 832-715-0234
mark_stouse@bmc.com
or
Investor Relations:
Derrick Vializ, 713-918-1805
derrick_vializ@bmc.com